Exhibit 10.3
BIOCRYST PHARMACEUTICALS, INC.

AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective April 21, 2025

Each member of the Board of Directors (the “Board”) of BioCryst Pharmaceuticals, Inc. (the “Company”) who is not also serving as an employee of the Company or any of its subsidiaries (each a “Director”) will, automatically and without further action by the Board or the Compensation Committee of the Board (the “Compensation Committee”), receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”). A Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.  This Policy may be amended at any time in the sole discretion of the Board, or by the Compensation Committee at the recommendation of the Board.
Annual Cash Retainer

Each Director will automatically, and without further action by the Board or Compensation Committee, receive cash compensation solely in the form of annual retainers, as set forth in the table below. The annual retainer amounts are payable in four equal installment payments paid in arrears on a quarterly basis. The annual retainer amount will be pro-rated for a Director who joins the Board or a committee other than at the beginning of the applicable quarter.

Board Retainers
Annual Retainer	$45,000
Additional Retainer for Board Chair	$35,000

Additional Retainers - Committee Chairs
Audit Committee	$20,000
Commercialization Committee	$15,000
Compensation Committee	$15,000
Corporate Governance and Nominating Committee	$10,000
Finance Committee	$15,000
Science Committee	$15,000

Additional Retainers – Committee Members (Non-Chair)
Audit Committee	$10,000
Commercialization Committee	$7,500
Compensation Committee	$7,500
Corporate Governance and Nominating Committee	$5,000
Finance Committee	$7,500
Science Committee	$7,500

Each Director will be given the opportunity to elect to receive, in lieu of cash retainers, a number of shares of the Company’s common stock (“Common Stock”) equivalent in value to the retainer earned by such Director (excluding any committee retainers). Each Director may elect to receive either 50% or 100% of his or her cash retainer(s) (excluding any committee retainers) in the form of Common Stock. These shares will be distributed four times a year, in line with the quarterly cash retainer payments. The number of shares to be distributed will be determined using the closing price of Common Stock on the last business day of the applicable three-month period. Elections to receive shares of Common Stock in lieu of cash retainers for a year shall be made as of the date of each annual meeting of the Company’s stockholders, effective until the subsequent annual meeting.
Equity Compensation

The equity compensation set forth below will be granted under the BioCryst Pharmaceuticals, Inc. Stock Incentive Plan, as amended (the “Plan”). Capitalized terms not defined herein have the meaning specified in the Plan. All stock options granted under this Policy will be non-statutory stock options, with an exercise price per share equal to 100% of the fair market value per share of the Common Stock on the Grant Date, and a term of 10 years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the award agreement).

1.Initial Grant: Each individual who first becomes a Director on or after the effective date of this Policy shall be granted on the date of initial election or appointment awards with an aggregate dollar value (based on the aggregate accounting value on the date of grant) of up to the product of (i) $500,000 and (ii) a fraction, the numerator of which is the number of months (rounded to the nearest whole number) remaining between the date such Board member first became a non-employee Board member and the Company’s next scheduled Annual Stockholders Meeting (or the one year anniversary of the most recent Annual Stockholders Meeting if the next Annual Stockholders Meeting has not yet been scheduled), and the denominator of which is 12. Such award shall be made 60% in the form of non-statutory options and 40% in restricted stock units (“RSUs”). Subject to the proviso in Section VI of Article One of the Plan, (i) such option grant shall vest and become exercisable for the option shares in 36 equal monthly installments over a 3-year period measured from the grant date, and (ii) such RSUs shall vest in three equal annual installments beginning on the twelve (12)-month anniversary of the grant date.

2.Annual Grant: Immediately following each Annual Stockholders Meeting of the Company, each individual who is then serving as a Director (except for those individuals first elected or appointed to serve as non-employee Board members at such meeting or as of such date), shall be granted awards with an aggregate dollar value (based on the aggregate accounting value on the date of grant) of $325,000. Such award shall be made 60% in the form of non-statutory options and 40% in RSUs. Subject to the proviso in Section VI of Article One of the Plan, such option grant shall vest and become exercisable for the option shares, and such grant of RSUs shall vest, on the twelve (12)-month anniversary of the grant date.

Should the grantee cease to serve as a Board member for any reason while holding one or more vested option grants under this Director Compensation Policy, then such grantee shall have the remainder of the ten (10) year term of each such option in which to exercise each such vested option for any or all of the shares of Common Stock for which the option is exercisable at the time of such cessation of Board service. Each such unvested option shall immediately terminate and cease to be outstanding, at the time of such cessation of Board service, with respect to any shares for which the option is not otherwise at that time exercisable. Upon the expiration of the ten (10)-year option term, the grant shall terminate and cease to be outstanding in its entirety. Upon the death of the grantee, whether before or after cessation of Board service, any option held by grantee at the time of grantee’s death may be exercised, for any or all of the shares of Common Stock for which the option was vested and exercisable at the time of cessation of Board service by the grantee and which have not been theretofore exercised by the grantee, by the personal representative of the grantee’s estate or by the person or persons to whom the option is transferred pursuant to the grantee’s will or in accordance with the laws of descent and distribution. Any such exercise must occur during the remainder of the ten (10) year term of such option.

Reimbursement of Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Director is entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any Committee of the Board on which he or she serves and while representing the Company in conducting certain business.

Approved by the Board of Directors: April 21, 2025
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